EXHIBIT 10.6

Lock-Up Agreement

January 20, 2023

Evolent Health, Inc.

800 N. Glebe Road, Suite 500

Arlington, Virginia 22203

Ladies and Gentlemen:

This letter is being delivered to you in connection with the closing of the transactions contemplated by that certain Stock and Asset Purchase Agreement by and among Evolent Health, Inc., a Delaware corporation (“Buyer Parent”), Evolent Health LLC, a Delaware limited liability company (“Buyer”), Magellan Health, Inc., a Delaware corporation (“Seller Parent” and, together with Buyer Parent and Buyer, the “Parties”), and Magellan Healthcare, Inc., a Delaware corporation (“MHI”), dated as of November 17, 2022 (the “Purchase Agreement”). Capitalized terms used herein but not otherwise defined shall have the meanings set forth in the Purchase Agreement.

In consideration of the mutual covenants and agreements of the Parties contained herein, the consideration to be received, directly and indirectly, by MHI and Seller Parent under the Purchase Agreement and as a result of the consummation of the transactions effected by the Purchase Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and to induce Buyer and Buyer Parent to enter into the Purchase Agreement, the Parties agree as follows:

1.	Lock-Up.

(a)

Seller Parent hereby agrees that, without the prior written consent of Buyer Parent (which consent may be withheld in its sole discretion), it will not, during the period commencing on the date hereof and ending on the applicable Lock-Up Period, (i) offer to sell, sell, pledge, contract to sell, purchase any option to sell, grant any option for the purchase of, lend, or otherwise dispose of (or enter into any transaction or device that is designed to, or could be expected to, result in the disposition by any Person at any time in the future), any of the Buyer Parent Shares, or (ii) enter into any swap or other derivatives transaction that transfers to another, in whole or in part, any of the economic benefits or risks of ownership of such Buyer Parent Shares (each such transaction described in clause (i) or (ii) above a “Transfer”), whether any Transfer is to be settled by delivery of the Buyer Parent Shares or other securities, in cash or otherwise, in each case, other than a Permitted Transfer. (the “Restrictions”). The Restrictions will commence on the date hereof and continue until and include the date that is (1) nine (9) months following the Closing Date, with respect to 1/3 of the Buyer Parent Shares, (2) twelve (12) months following the Closing Date, with respect to an additional 1/3 of the Buyer Parent Shares, and (3) fifteen (15) months following the Closing Date, with respect to all Buyer Parent Shares not subject to the foregoing clauses (1) and (2) (each a “Lock-up Period” and, collectively, the “Lock-up Periods”). Seller Parent shall keep Buyer Parent reasonably informed of sales and its plans for distribution following the expiration of the applicable Lock-Up Period.

(b)

As used herein, “Permitted Transfer” means any Transfer of Buyer Parent Shares (i) to any Affiliate of Seller Parent, (ii) to Buyer Parent or any of its Affiliates, (iii) in connection with any merger, consolidation, share exchange, tender offer, exchange offer, business combination, recapitalization, liquidation, dissolution or any other transaction approved by the board of directors of Buyer Parent or any committee thereof, (iv) any Transfer pursuant to Section 2(b) or Section 2(c) or (iv) any Transfer in connection with a Piggyback Registration (as defined in the Registration Rights Agreement).

(c)

Notwithstanding the foregoing, all of the Restrictions shall lapse and be of no further force or effect upon (i) the consummation of a Change of Control Transaction or Buyer Parent’s or any of its Subsidiaries’ entry into a definitive agreement providing for a Change of Control Transaction, (ii) the commencement of a tender offer or exchange offer for shares of Buyer Parent Class A Common Stock, (iii) Buyer Parent or any of its Subsidiaries making a general assignment for the benefit of creditors or the institution of any proceeding by or against Buyer Parent or any of its Subsidiaries seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, winding up or reorganization, arrangement, adjustment, protection, relief or composition of its debts under any Law relating to bankruptcy, insolvency, or reorganization or (iv) Buyer Parent irrevocably waives in writing the Restrictions (the foregoing (i)–(iv), a “Lock-Up Fall Away Event”). For purposes hereof, a “Change of Control Transaction” means the acquisition, directly or indirectly, by any Person or group (as defined in Section 13(d)(3) of the Exchange Act), in a single transaction or series of related transactions, whether by merger, consolidation, recapitalization or other transaction, (1) of assets of Buyer Parent or any of its Subsidiaries representing 50% or more of Buyer Parent’s consolidated assets or to which 50% or more of Buyer Parent’s revenues or net earnings on a consolidated basis are attributable, or (ii) beneficial ownership of Equity Interests in Buyer Parent or any of its Subsidiaries representing a majority of Buyer Parent’s or any such Subsidiary’s voting power or the right to receive a majority of Buyer Parent’s or any such Subsidiary’s dividends or distributions.

2.	Additional Covenants.

(a)

Acquisition Issuances. In addition, Buyer Parent agrees that any Equity Interests issued by Buyer Parent during the fifteen (15) month period following the Closing Date to any Person in connection with any acquisition, merger, consolidation, share exchange, tender offer, exchange offer, business combination, recapitalization, liquidation, dissolution or any other similar transaction entered into after the date hereof (an “Acquisition”), shall be subject to restrictions on Transfer at least as restrictive as the Restrictions.

(b)	Tag-Along Right.

(i)

Until the earlier of the date that is fifteen (15) months after the date hereof and a Lock-Up Fall-Away Event, prior to Buyer Parent issuing or selling any shares of Buyer Parent Class A Common Stock to any Person (other than under the Piggyback Registration (as defined in the Registration Rights Agreement) or the issuance of Equity Interests and stock-based awards to officers, employees, directors and consultants of Buyer Parent or its Affiliates or to a seller in any Acquisition subject to Section 2(a)) (a “Tag-Along Transfer”), Buyer Parent shall deliver to Seller Parent prior written notice of such Tag-Along Transfer (such notice, a “Tag-Along Notice”) setting forth (1) the aggregate number of shares of Buyer Parent Class A Common Stock to be issued or sold by Buyer Parent in such Tag-Along Transfer, (2) the identity of the Persons to which such shares of Buyer Parent Class A Common Stock are to be issued or sold (the “Tag-Along Purchaser”), (3) the proposed per-share amount and type of consideration to be paid by the Tag-Along Purchaser in such Tag-Along Transfer and (4) the other material terms and conditions of the Proposed Tag-Along Transfer, including the time and place proposed for the consummation of (or, if such consummation is subject to the receipt of any consent, approval or waiver of any Governmental Authority or other Person, the time and place proposed for the execution and delivery of definitive agreements providing for) such Proposed Tag-Along Transfer, which closing or execution and delivery, as applicable, shall not be sooner than thirty (30) days after the date that such Tag-Along Notice is delivered to Seller Parent. A copy of any agreement executed (or form of agreement proposed to be executed) in connection with such Tag-Along Transfer shall be included with the Tag-Along Notice.

(ii)

Seller Parent shall have the right to participate in such Tag-Along Transfer by Transferring, at Seller Parent’s option, up to all of the shares of Buyer Parent Class A Common Stock then held by Seller Parent to the Tag-Along Purchasers for the same per-share amount and type of consideration, and otherwise on the same terms and conditions, set forth in the Tag-Along Notice (such right, a “Tag-Along Right”); provided that, within ten (10) days after the delivery of the applicable Tag-Along Notice pursuant to Section 2(c)(i), Seller Parent delivers a written notice to Buyer Parent of its election to exercise its Tag-Along Right with respect to such Tag-Along Transfer (any such written notice, a “Tag-Along Election Notice”), which Tag-Along Election Notice shall state the number of shares of Buyer Parent Class A Common Stock that Seller Parent desires to Transfer in connection with such Tag-Along Transfer (“Transferred Tag Shares”). If Seller Parent fails to deliver to Buyer Parent a Tag-Along Election Notice within such ten (10) day period, Seller Parent shall be deemed to have waived its Tag-Along Right with respect to such Tag-Along Transfer.

(iii)

If Seller Parent delivers a Tag-Along Election Notice with respect to a Tag-Along Transfer in accordance with Section 2(c)(ii), Buyer Parent and Seller Parent shall, and Buyer Parent shall cause all Tag-Along Purchasers to, (1) execute and deliver the definitive agreements, and any ancillary agreements, documents and instruments, providing for the consummation of such Tag-Along Transfer and (2) consummate such Tag-Along Transfer (including the sale of the Transferred Tag Shares), for the same per-share purchase price and type of consideration, and otherwise on the same terms and conditions, set forth in the Tag-Along Notice, as promptly as practicable after the delivery of such Tag-Along Election Notice; provided that, in such Tag-Along Transfer, Seller Parent shall receive the same consideration per share of Buyer Class A Common Stock as Buyer Parent in such Tag-Along Issuance.

(iv)	The election by Seller Parent not to exercise its Tag-Along Right with respect to any one (1) Tag-Along Transfer shall not affect its Tag-Along Rights with respect to any other Tag-Along Transfer.

(c)	Repurchase Right.

(i)

Until the earlier of the date that is fifteen (15) months after the date hereof and a Lock-Up Fall-Away Event, prior to Buyer Parent purchasing 1,000,000 or more shares, in the aggregate, of Buyer Parent Class A Common Stock from one (1) or more Persons (other than Seller Parent or any of its Affiliates and other than in open market purchases), whether in a single transaction or series of related transactions (a “Repurchase”), Buyer Parent shall deliver to Seller Parent prior written notice of such Repurchase (such notice, a “Repurchase Notice”) setting forth (i) the aggregate number of shares of Buyer Parent Class A Common Stock to be purchased by Buyer Parent (the “Maximum Repurchased Shares”), (ii) the proposed per-share purchase price and type of consideration to be paid by Buyer Parent and (iii) the other material terms and conditions of the Repurchase, including the time and place proposed for the consummation of the Repurchase, which shall not be sooner than twenty (20) days after the date that such Repurchase Notice is delivered to Seller Parent.

(ii)

Seller Parent shall have the right to participate in such Repurchase by Transferring, at Seller Parent’s option, up to all of the shares of Buyer Parent Class A Common Stock then held by Seller Parent (but not to exceed the Maximum Repurchased Shares), for the same per-share purchase price and type of consideration, and otherwise on the same terms and conditions, set forth in the Repurchase Notice (such right, the “Repurchase Right”); provided that, within ten (10) days after the delivery of the applicable Repurchase Notice pursuant to Section 2(d)(i), Seller Parent delivers a written notice to Buyer Parent of its election to exercise its Repurchase Right with respect to such Repurchase (any such written notice, a “Repurchase Election Notice”), which Repurchase Election Notice shall state the number of shares of Buyer Parent Class A Common Stock that Seller Parent desires to Transfer in connection with such

Repurchase (the “Repurchased Shares Shares”). If Seller Parent fails to deliver to Buyer Parent a Repurchase Election Notice within such ten (10) day period, (1) Seller Parent shall be deemed to have waived its Repurchase Right with respect to such Repurchase and (2) Buyer Parent shall be permitted, with ninety (90) days after the date of the Repurchase Notice, to consummate such Repurchase with Persons other than Seller Parent and its Affiliate for the same (or lower) per-share purchase price and type of consideration, and otherwise on the same terms and conditions, set forth in the Repurchase Notice; provided that, for the avoidance of doubt, (A) if Buyer Parent increases the per-share purchase price, or changes any of the other terms and conditions, of the Repurchase from those set forth in the Repurchase Notice, Buyer Parent shall be required to deliver a new Repurchase Notice to Seller Parent in accordance with Section 2(d)(i).

(iii)

If Seller Parent delivers a Repurchase Election Notice with respect to a Repurchase in accordance with Section 2(d)(ii), Buyer Parent and Seller Parent shall, and Buyer Parent shall consummate such Repurchase (including the sale of the Repurchased Shares), for the same per-share purchase price and type of consideration, and otherwise on the same terms and conditions, set forth in the Repurchase Notice, as promptly as practicable after the delivery of such Repurchase Election Notice.

(iv)	The election by Seller Parent not to exercise its Repurchase Right with respect to any one (1) Repurchase shall not affect its Repurchase Rights with respect to any other Repurchase.

(d)

Stop Transfer Restrictions. The undersigned also agrees and consents to the entry of stop transfer instructions with Buyer Parent’s transfer agent and registrar against the transfer of the Buyer Parent Shares held by the undersigned to the extent such transfer is restricted by the Restrictions; provided that, upon a Lock-Up Fall-Away Event or the expiration of a Lock-Up Period, Buyer Parent shall, as promptly as possible, cause Buyer Parent’s transfer agent and registrar to remove any such stop transfer instructions on the applicable number of Buyer Parent Shares.

3.	Representations and Warranties. Each Party hereby makes the representations and warranties set forth in this Section 3 to the other Parties:

(a)

Authority; Enforceability. Such Party has all necessary legal power and authority to execute and deliver this letter agreement and to perform such Party’s obligations hereunder. This letter agreement has been duly and validly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(b)

No Conflict. The execution and delivery by such Party do not, and the performance of such Party’s obligations hereunder and the consummation of the transactions contemplated hereby shall not, conflict with or violate any Law, the organizational documents of such Party or agreement by which such Party or any of such Party’s properties, rights or assets are bound or affected.

4.

Applicable Law; Jurisdiction; Waiver of Jury Trial. This letter agreement, and all claims, disputes and causes of action (whether in contract or in tort or otherwise, or whether at law (including at common law or by statute) or in equity) that may be based on, arise out of or relate hereto or the negotiation, execution, performance or subject matter hereof, shall be governed by the Laws of the State of Delaware applicable to agreements made and to be performed solely therein, without giving effect to principles of conflicts of law. With respect to any such claim, dispute or cause of action, each Party (a) irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Court of Chancery of the State of Delaware or, to the extent such court does not have subject matter jurisdiction, the U.S. District Court for the District of Delaware or, to the extent such court does not have subject matter jurisdiction, the Superior Court of the State of Delaware, (b) agrees that all such claims, disputes and causes of action shall be heard and determined exclusively in the courts identified in clause (g) of this Section 4, c) waives any objection to laying venue in any such claim, dispute or cause of action in such courts, (d) waives any objection that any such court is an inconvenient forum or does not have jurisdiction over any Party and (e) agrees that service of process upon such Party in any such claim, dispute or cause of action shall be effective if such process is given as a notice the Purchase Agreement. EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY CLAIM, DISPUTE OR CAUSE OF ACTION THAT MAY BE BASED ON, ARISE OUT OF OR RELATE HERETO OR THE NEGOTIATION, EXECUTION, PERFORMANCE OR SUBJECT MATTER HEREOF.

5.

Counterparts. This letter agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall be one and the same instrument. Delivery of an executed counterpart hereof by electronic transmission (including email or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) shall be effective as delivery of an original counterpart hereof.

6.

Assignment. Neither this letter agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated, in whole or in part, by any Party without the prior written consent of the other Parties, and any such assignment without such prior written consent shall be null and void; provided, however, that, if Seller Parent Transfers any Buyer Parent Shares to any Affiliate of Seller Parent, Seller Parent may assign or delegate any of its rights or obligations hereunder with respect to such Buyer Parent Shares to such Affiliate (provided that such Affiliate executes and delivers a joinder to this letter agreement agreeing to be bound hereby as if such Affiliate was Seller Parent) This letter agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the Parties and their respective successors and permitted assigns.

7.	Interpretation. Section 11.12 of the Purchase Agreement shall apply to this letter agreement, mutatis mutandis.

8.	Notices. Section 11.8 of the Purchase Agreement shall apply to this letter agreement, mutatis mutandis.

[signature page follows]

Very truly yours,

Magellan Health, Inc.

By:	/s/ Derrick Duke
Name:	Derrick Duke
Its:	President and CEO

Agreed and Acknowledged:

Evolent Health LLC

By:	/s/ Seth Blackley
Name:	Seth Blackley
Its:	Chief Executive Officer

Evolent Health, Inc.

By:	/s/ Seth Blackley
Name:	Seth Blackley
Its:	Chief Executive Officer